Exhibit 99.1

FOR IMMEDIATE RELEASE

TETRA TECHNOLOGIES, INC. TO PURCHASE SERIES A CONVERTIBLE PREFERRED UNITS FROM CSI COMPRESSCO LP

THE WOODLANDS, Texas August 8, 2016 /PRNewswire/ - TETRA Technologies, Inc. (NYSE:TTI) (the “Company” or “TETRA”) today announced that it has acquired 874,891 Series A Convertible Preferred Units from CSI Compressco LP (the “Partnership”) (NASDAQ:CCLP) at a price of $11.43 per unit, for total consideration of $10 million, as part of the Partnership’s total offering of $50 million of such units.

When the private placement is complete, TETRA’s ownership interest in CSI Compressco LP will be 42.4% of the outstanding common units, 20% of the outstanding preferred units, and the approximately 2% general partner interest, including IDRs. CSI Compressco GP Inc., an indirect, wholly owned subsidiary of TETRA, is the general partner of CSI Compressco LP.

Stuart Brightman, TETRA’s President and Chief Executive Officer, and Chairman of the Board of the general partner of CSI Compressco LP, commented, “With this investment, we are demonstrating our confidence in the Partnership’s ability to strengthen its balance sheet, provide additional liquidity, and better position itself to respond rapidly when activity levels rebound.”

Additional details of the transaction are included in the Company’s Form 8-K filed today with the Securities and Exchange Commission.

Company Overview

TETRA is a geographically diversified oil and gas services company, focused on completion fluids and associated products and services, water management, frac flowback, production well testing, offshore rig cooling, compression services and equipment, and selected offshore services including well plugging and abandonment, decommissioning, and diving. TETRA owns an equity interest, including all of the general partner interest, in CSI Compressco LP (NASDAQ:CCLP), a master limited partnership.

Forward Looking Statements

This press release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning the Company’s expectations regarding its ability to comply with its financial covenants, as well as the Company’s beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Risk Factors” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Contact:

TETRA Technologies, Inc. | The Woodlands, Texas
Stuart M. Brightman, President and Chief Executive Officer
Tel. 1-281-367-1983

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